Exhibit 5.2

LeBoeuf, Lamb, Greene & MacRae, L.L.P.

 125 West 55th Street

New York, NY  10019-5389

(212) 424-8000

FACSIMILE: (212) 424-8500

January 18, 2005

Idaho Power Company
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

We have acted as counsel to Idaho Power Company, an Idaho corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) which the Company proposes to file on or shortly after the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to $245,000,000 in aggregate principal amount of its (i) unsecured debt securities (the “Debentures”) and (ii) first mortgage bonds (the “Bonds”; together with the Debentures, the “Offered Securities”).  The Offered Securities will be issued from time to time pursuant to the provisions of Rule 415 under the Securities Act.

The Bonds will be issued in one or more series pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 (the “First Mortgage Bond Indenture”) between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as trustees, which is included as an exhibit to the Registration Statement.

The Debentures will be issued in one or more series pursuant to a Debt Securities Indenture dated as of August 1, 2001 (the “Debenture Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee, which is included as an exhibit to the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Restated Articles of Incorporation, as amended, and the Amended Bylaws of the Company; (iii) the First

Mortgage Bond Indenture; (iv) the Debenture Indenture; (v) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement; and (vi) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Restated Articles of Incorporation, Amended Bylaws, First Mortgage Bond Indenture, Debenture Indenture, resolutions, instruments, certificates, records and documents.  We have also assumed the regularity of all corporate procedures.

Based upon the foregoing, and subject to the qualifications and limitations contained in this opinion, we are of the opinion that:

(1)           When (i) appropriate authorizations by the Idaho Public Utilities Commission, the Public Service Commission of Wyoming and the Public Utility Commission of Oregon shall have been granted, (ii) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act and (iii) a prospectus supplement with respect to a particular series of Offered Securities shall have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, no further authorization, consent or approval by any regulatory authority will be required for the valid issuance and sale of the Offered Securities of such series.

(2)           When a Board Resolution within the meaning of the First Mortgage Bond Indenture or Debenture Indenture, as the case may be, shall have been adopted or a supplemental indenture entered into in accordance with the First Mortgage Bond Indenture or Debenture Indenture, as the case may be, detailing the establishment of a particular series of Offered Securities, such series of Offered Securities will have been duly authorized by the Company.

(3)           Upon the execution and filing with the trustee of the proper papers with respect to the Offered Securities of a particular series, the Offered Securities of such series will be issuable under the terms of the First Mortgage Bond Indenture or Debenture Indenture, as applicable.

(4)           When the Offered Securities of such series shall have been duly executed, authenticated and delivered in accordance with the corporate and governmental authorizations and the instruments referred to above and the purchase price for the Offered Securities of such series shall have been received by the Company, the Offered Securities of such series will be legally issued, valid and binding obligations of the Company and will be entitled to the benefits of the First Mortgage Bond Indenture or Debenture Indenture, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of mortgagees’ and other creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York.  Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States.  Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Thomas R. Saldin, Senior Vice President, General Counsel and Secretary of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained therein under the caption “Legal Opinions” in said Registration Statement and any amendments thereto and in the Prospectus constituting a part thereof.  We are not passing upon matters relating to the incorporation of the Company, title to property, liens, licenses, franchises, water rights or (except as set forth above) conformity to the laws of the State of Idaho, Montana, Nevada, Oregon or Wyoming, or upon questions of the recording of, or the validity or priority of the lien of, the mortgage securing the Bonds.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.